UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2012

World Energy Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34289	04-3474959
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

446 Main Street Worcester, Massachusetts		01608
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 459-8100

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a), (b) Mr. Richard M. Domaleski, Director and Chief Executive Officer of the Company, has resigned from both positions with the Company on June 6, 2012. At the time of his resignation, Mr. Domaleski was not a member of any committees of the Board of Directors. There was no disagreement that the Company believes caused, in whole or in part, Mr. Domaleski’s resignation. Mr. Domaleski has not furnished the Company with any written correspondence concerning the circumstances surrounding his resignation. The Company has (i) provided Mr. Domaleski a copy of the disclosures it is making in response to this Item 5.02 on Form 8-K; and (ii) provided Mr. Domaleski the opportunity to furnish the Company as promptly as possible a letter addressed to the Company stating whether he agrees with the statements made by the Company in response to this Item 5.02, and if not, stating the respects in which he does not agree. The Company has not received any letter from Mr. Domaleski related to these matters.

(c), (d), (e) Mr. Philip Adams, currently the President and COO of the Company, has been elected as a Director of the Company on June 6, 2012, and has been named the CEO of the Company on June 6, 2012. Mr. Adams, aged 54, replaces Mr. Domaleski as the principal executive officer. Mr. Adams has served as President of the Company since October 2007 and Chief Operating Officer since October 2003, and oversees the Company’s corporate strategy, operations, marketing, direct and channel sales, finance, IT, and human resources functions. Prior to that, Mr. Adams was a senior executive at software and internet companies including Go2 market Momentum, LLC, Exchange Applications, Inc., Pegasystems, Inc., Corporate Software, Inc., Rowe Communications, Inc., and PC Connection, Inc. Mr. Adams also worked as a strategy consultant at Corporate Decisions, Inc., a company subsequently acquired by Mercer Consulting Inc. Mr. Adams’ success planning and executing the Company’s growth strategy, underscored by his significant hands-on experience overseeing several key functional areas of the Company, assisted the Company in reaching the conclusion that Mr. Adams should serve as Director.

Mr. Adams has not been appointed to, and is not expected to be named to any board committees at this time. There are no arrangements or understandings between Mr. Adams and any other person pursuant to which Mr. Adams was selected as Director.

Mr. Adams is not related to any other director or executive officer of the Company. Mr. Adams receives no separate compensation for his role as Director.

Mr. Adams currently serves as the Company’s President and COO, and as such, receives compensation and benefits in excess of $120,000. Pursuant to a letter of offer for employment with Mr. Adams, effective as of October 1, 2003, Mr. Adams is to be paid a monthly base salary, subject to adjustments from time to time, and is eligible to participate in all bonus and benefit programs including the stock option plan. Mr. Adams was also granted at hire incentive stock options exercisable to purchase 125,000 shares of common stock. Mr. Adams salary is now increased to $276,938 plus a bonus target amount of $200,000, and Mr. Adams has been granted 50,000 shares of restricted common stock, vesting after four years. In the event that Mr. Adams’ employment is terminated by the Company for reasons other than for cause, he is entitled to receive a severance package of six months’ salary at his then current rate of pay. Mr. Adams is a party to a non-competition and non-solicitation agreement with the Company. The non-competition and non-solicitation agreement for Mr. Adams provides that for a period of one year following the termination or cessation of employment with the Company, Mr. Adams will not (i) engage in a business that competes with the Company’s business; (ii) directly or indirectly solicit any of the Company’s employees; or (iii) directly or indirectly solicit, hire or engage as an independent contractor any person who was employed by the Company during Mr. Adams’s term of employment with the Company.

As part of his benefits package, Mr. Adams and other named executive officers may be participants under the 2006 Stock Incentive Plan, as originally approved by the shareholders of the Company in 2006, and as amended to increase the number of authorized shares by 800,000 shares (from 873,816 to 1,673,816 shares) at its recent annual meeting held on May 17, 2012. Effective June 6, 2012, Mr. Adams received 50,000 shares of restricted common stock, which vest after four years.

A press release related to this matter is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

Date: June 7, 2012	By:	/s/ James Parslow
James Parslow, CFO

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated June 7, 2012